EXHIBIT 35.3

[COUNTRYWIDE HOME LOANS LOGO]

400 Countrywide Way
February 29, 2008

Simi Valley, California 93065-6298

Washington Asset Acceptance Corporation
75 N. Fairway Drive
Vernon Hills, IL 60061

OFFICER'S CERTIFICATE

I, Joseph Candelario, hereby certify that I am an officer of Countrywide GP, Inc., general partner of Countrywide Home Loans Servicing LP (the “Servicer”).  I further certify, with respect to the applicable servicing agreement relating to the securitization transaction(s) set forth on Exhibit A attached hereto (the “Servicing Agreement”) that:

(a)           A review of the activities of the Servicer during the preceding calendar year and of the performance of the Servicer under the Servicing Agreement has been made under my supervision; and

(b)           To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout such year.

/S/ Joseph Candelario                         February 29, 2008

Joseph Candelario
First Vice President
Compliance Officer
Loan Administration

Exhibit A

Securitization Transaction(s)

 WMALT  2007-OA1

WMALT 2007-OA2

WMALT 2007-OA3